Exhibit 99.01

OGE Energy Corp. reports 2024 results and outlook for 2025

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), today reported earnings of $2.19 per diluted share in 2024, compared to $2.07 per diluted share in 2023.

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OG&E, a regulated electric company, contributed earnings of $2.33 per diluted share in 2024, compared to earnings of $2.12 per diluted share in 2023.
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Other operations, which includes the holding company, contributed a loss of $0.14 per diluted share in 2024, compared to a loss of $0.05 per diluted share in 2023.

“Excellent operational execution and our dedicated team delivered strong results for 2024,” said Sean Trauschke, Chairman, President and CEO of OGE Energy Corp. “Customers experienced outstanding reliability from the grid strengthening and power plant investments we have made over the last several years.”

“Outstanding customer growth and demand for electricity support our continued efforts to drive economic and community growth across our service area. As we complete two new natural-gas power generation units at our Horseshoe Lake plant, we will continue to meet the growing energy needs in our region, create jobs and tax dollars to strengthen communities and serve new businesses.”

Discussion of 2024 Results

OG&E contributed net income of $469.9 million, or $2.33 per diluted share, in 2024 compared to $426.4 million, or $2.12 per diluted share, in 2023. The increase in net income was primarily due to exceptional load growth and higher operating revenues driven by the recovery of capital investments, partially offset by higher depreciation and interest expense on a growing asset base, higher income taxes, and lower other income.

Other Operations resulted in a loss of $28.4 million, or $0.14 per diluted share, in 2024 compared to a loss of $9.6 million, or $0.05 per diluted share, in 2023. The increase in net loss was primarily due to higher interest expense and lower net other income.

OGE Energy’s net income was $441.5 million or $2.19 per diluted share in 2024, compared to earnings of $416.8 million, or $2.07 per diluted share, in 2023.

Fourth Quarter Results

For the three months ended December 31, 2024, OGE Energy reported net income of $101.9 million, or $0.50 per diluted share, compared with net income of $48.2 million, or $0.24 per diluted share, in the same period of 2023.

OG&E reported net income of $110.4 million, or $0.55 per diluted share, compared with net income of $48.6 million, or $0.24 per diluted share, in the same period of 2023. The increase in net income was primarily due to higher operating revenues driven by the recognition of the interim order received in the fourth quarter 2024 approving the uncontested settlement agreement in the Oklahoma rate review, as well as exceptional load growth, and lower operation and maintenance expense, partially offset by higher income taxes and interest expense.

Other operations reported a loss of $8.5 million, or $0.05 per diluted share, compared to a loss of $0.4 million in the same period 2023. The decrease in earnings was primarily due to higher interest expense.

2025 Outlook and Consolidated Earnings per Share Growth Rate

The midpoint of OGE Energy’s consolidated earnings guidance for 2025 is $2.27 per average diluted share, within a range of $2.21 to $2.33 per average diluted share. The Company forecasts earnings for OG&E, the electric company, of $2.43 per average diluted share and earnings for the holding company of a loss of $0.16 per average diluted share. The Company expects to grow consolidated earnings per share annually between 5% and 7% from the midpoint of 2025's guidance range.

The guidance assumes, among other things, approximately 202.1 million average diluted shares outstanding and normal weather for the remainder of the year. OG&E has significant seasonality in its earnings due to weather on a year over year basis.

More information regarding the Company's financial results and 2025 earnings guidance is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Dividend Declared

On February 18, 2025, the Company’s Board of Directors approved a second quarter dividend of $0.42125 per common share of stock, to be paid April 25, 2025, to shareholders of record on April 7, 2025.

Conference Call Webcast

OGE Energy Corp. will host an earnings and business update on Wednesday, February 19, 2025, at 8 a.m. CST. The conference will be available through the Investor Center at www.oge.com.

OGE Energy Corp. is the parent company of OG&E, a regulated electric company with approximately 907,000 customers in Oklahoma and western Arkansas.

Some the matters discussed in this news release may contain forward looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially from those expressed in forward looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and inflation rates, and their impact on capital expenditures; the ability of the Company to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company, potentially through deregulation; the impact on demand for the Company’s services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company’s facilities are operated or result in stranded assets; the ability of the Company to meet future capacity requirements mandated by the SPP, which could be impacted by future load growth, environmental regulations recently finalized by the EPA, and the availability of resources; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including the Company losing control of its assets and potential ransoms, and other catastrophic events; the availability, cost, coverage and terms of insurance; changes in the use, perception or regulation of generative artificial intelligence technologies, which could limit the Company’s ability to utilize such technology, create risk of enhanced regulatory scrutiny, generate uncertainty around intellectual property ownership, licensing or use, or which could otherwise result in risk of damage to the Company’s business, reputation or financial results; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the electric utility and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, interest rate fluctuations, supply chain disruptions, economic recessions, pandemic health events and uncertainty surrounding continued hostilities or sustained military campaigns, and their collateral consequences; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed within the Company’s most recent Form 10-K for the year ended December 31, 2024.

Note: Consolidated Statements of Income for OGE Energy Corp., Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

OGE ENERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31 (In millions except per share data)	2024	2023	2022
OPERATING REVENUES
Revenues from contracts with customers	$2,916.6	$2,607.3	$3,304.2
Other revenues	68.7	67.0	71.5
Operating revenues	2,985.3	2,674.3	3,375.7
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	1,076.4	911.7	1,662.4
OPERATING EXPENSES
Other operation and maintenance	514.4	502.6	501.4
Depreciation and amortization	539.5	506.6	460.9
Taxes other than income	109.7	103.2	101.5
Operating expenses	1,163.6	1,112.4	1,063.8
OPERATING INCOME	745.3	650.2	649.5
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	25.5	19.4	6.9
Other net periodic benefit income (expense)	(2.2)	5.6	(12.9)
Gain on equity securities	—	—	282.1
Other income	30.6	48.2	74.6
Other expense	(24.1)	(29.0)	(44.6)
Net other income	29.8	44.2	306.1
INTEREST EXPENSE
Interest on long-term debt	228.3	205.0	162.1
Allowance for borrowed funds used during construction	(14.6)	(7.1)	(4.0)
Interest on short-term debt and other interest charges	40.8	23.5	8.2
Interest expense	254.5	221.4	166.3
INCOME BEFORE TAXES	520.6	473.0	789.3
INCOME TAX EXPENSE	79.1	56.2	123.6
NET INCOME	$441.5	$416.8	$665.7
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.8	200.3	200.2
DILUTED AVERAGE COMMON SHARES OUTSTANDING	201.3	200.9	200.8
BASIC EARNINGS PER AVERAGE COMMON SHARE	$2.20	$2.08	$3.33
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$2.19	$2.07	$3.32

OKLAHOMA GAS AND ELECTRIC COMPANY

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Year Ended December 31 (In millions)	2024	2023	2022
OPERATING REVENUES
Revenues from contracts with customers	$2,916.6	$2,607.3	$3,304.2
Other revenues	68.7	67.0	71.5
Operating revenues	2,985.3	2,674.3	3,375.7
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	1,076.4	911.7	1,662.4
OPERATING EXPENSES
Other operation and maintenance	514.1	505.0	491.9
Depreciation and amortization	539.5	506.6	460.9
Taxes other than income	109.7	99.4	98.0
Operating expenses	1,163.3	1,111.0	1,050.8
OPERATING INCOME	745.6	651.6	662.5
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	25.5	19.4	6.9
Other net periodic benefit income (expense)	(1.6)	6.5	1.2
Other income	12.5	23.9	6.5
Other expense	(4.5)	(6.3)	(3.4)
Net other income	31.9	43.5	11.2
INTEREST EXPENSE
Interest on long-term debt	212.0	200.4	157.4
Allowance for borrowed funds used during construction	(14.6)	(7.1)	(4.0)
Interest on short-term debt and other interest charges	17.0	6.6	4.4
Interest expense	214.4	199.9	157.8
INCOME BEFORE TAXES	563.1	495.2	515.9
INCOME TAX EXPENSE	93.2	68.8	76.4
NET INCOME	469.9	426.4	439.5
Other comprehensive income, net of tax	—	—	—
COMPREHENSIVE INCOME	$469.9	$426.4	$439.5

OKLAHOMA GAS AND ELECTRIC COMPANY

FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2024	2023	2024	2023
Operating revenues by classification:
Residential	$250.4	$204.4	$1,148.5	$1,040.4
Commercial	213.0	150.2	839.1	688.4
Industrial	64.1	53.0	254.1	240.5
Oilfield	61.3	47.5	227.7	211.9
Public authorities and street light	63.4	52.5	262.0	234.9
System sales revenues	652.2	507.6	2,731.4	2,416.1
Provision for rate refund and tax refund	40.5	—	(3.0)	2.0
Integrated market	23.2	13.9	74.5	71.6
Transmission	38.2	36.1	152.9	143.0
Other	6.4	9.1	29.5	41.6
Total operating revenues	$760.5	$566.7	$2,985.3	$2,674.3
MWh sales by classification (In millions)
Residential	2.0	2.0	9.8	9.6
Commercial	2.7	2.0	10.5	8.5
Industrial	1.0	1.0	4.2	4.2
Oilfield	1.1	1.1	4.4	4.4
Public authorities and street light	0.7	0.7	3.1	3.0
System sales	7.5	6.8	32.0	29.7
Integrated market	0.2	0.1	0.8	0.8
Total sales	7.7	6.9	32.8	30.5
Number of customers	906,952	896,102	906,952	896,102
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	3.770	3.216	2.640	2.976
Coal	3.142	3.253	3.083	3.385
Total fuel	3.401	3.008	2.637	2.926
Total fuel and purchased power	3.751	2.667	3.139	2.837
Degree days (A)
Heating - Actual	979	1,166	2,791	3,092
Heating - Normal	1,413	1,413	3,568	3,568
Cooling - Actual	174	128	2,313	2,215
Cooling - Normal	62	62	1,893	1,893
(A)
Degree days are calculated as follows: The high and low degrees of a particular day are added together and then averaged. If the calculated average is above 65 degrees, then the difference between the calculated average and 65 is expressed as cooling degree days, with each degree of difference equaling one cooling degree day. If the calculated average is below 65 degrees, then the difference between the calculated average and 65 is expressed as heating degree days, with each degree of difference equaling one heating degree day. The daily calculations are then totaled for the particular reporting period. The calculation of heating and cooling degree normal days is based on a 30-year average and updated every ten years.